Exhibit 99.2

For further information:
FAO, Inc.
2520 Renaissance Blvd.
King of Prussia, PA 19406
Contact:	Renee Hollinger, VP Marketing/Communications
610-292-6600 x2250

FAO, INC. AND BORDERS GROUP SUBSIDIARIES SIGN LETTER OF

INTENT TO ENTER BUSINESS RELATIONSHIP

                King of Prussia, PA, August 27, 2003—FAO, Inc. (NASDAQ: FAOO), a leading specialty retailer of toys and juvenile products in the United States, today announced it has entered into a letter of intent with Borders, Inc. and Walden Book Company, Inc., subsidiaries of Borders Group, Inc. (NYSE:  BGP). The letter of intent signals the beginning of a business relationship between the two companies to explore potential joint initiatives that complement each company’s brands and provide enhanced products and services to their customers.

Initially, Borders Group’s expert buyers will make recommendations regarding books, music and video assortments to be made available in all FAO Schwarz®, Zany Brainy® and The Right Start® stores, and then will supply those products.  Ultimately, Borders Group will provide management of the inventory of the book, music and video departments of the FAO, Inc. family of stores.  With a focus on meeting the entertainment and education needs of children and their families, the two companies will also consider a variety of other possible ways to work together moving forward.

For example, the two companies will test the concept of FAO-operated collections within Borders and Waldenbooks stores offering toys, educational and developmental products for kids under the Zany Brainy and FAO Schwarz brand names.  The first test installations will take place this fall with up to 25 collections at Borders stores and up to 12 at Waldenbooks stores.

Jerry R. Welch, President and Chief Executive Officer of FAO, Inc., said “We are pleased about our new relationship with Borders Group, a leading global retailer of books, music and movies.  Borders Group CEO Greg Josefowicz and his team are very focused on the children’s marketplace and we believe they will help us create a world-class assortment of children’s books, music and video for our stores.  We believe we can also enhance the Borders and Waldenbooks shopping experience and look forward to working together with Borders to explore all the possibilities.”

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“Children and their families are extremely important to Borders and Waldenbooks.  FAO, Inc. clearly shares this commitment, and just like Borders Group has strong, respected brands in the marketplace.  We look forward to working together to help children experience the joy of reading as well as the fun and enrichment of music and movies,” said Borders Group Chief Executive Officer Greg Josefowicz.

Specific terms of the letter of intent will not be disclosed.  The business opportunities reflected in the letter of intent are subject to the negotiation of definitive agreements.

About FAO, Inc.

FAO, Inc. owns a family of high quality, developmental, educational and care brands for infants, toddlers and children and is a leader in children’s specialty retailing.  FAO, Inc. owns and operates renowned children’s toy retailer FAO Schwarz; The Right Start, the leading specialty retailer of developmental, educational and care products for infants and toddlers; and Zany Brainy, the leading retailer of developmental toys and educational products for kids.

For additional information on FAO, Inc. or its family of brands, visit the company online at http://www.irconnect.com/faoo/.

About Borders Group

Borders Group is a leading global retailer of books, music and movies headquartered in Ann Arbor, Mich.  The company employs more than 32,000 people worldwide and operates over 420 domestic Borders Books and Music superstores; 37 international Borders superstores located primarily in the U.K. and the Pacific Rim; 35 Books etc. stores throughout Great Britain; and approximately 760 Waldenbooks stores in malls across America.  Teamed with Amazon.com, the company also offers online shopping at www.borders.com and www.waldenbooks.com.  More detailed information about the company is available at wwwbordersgroupinc.com.  Information about Borders store locations as well as title availability and in-store events is available through www.bordersstores.com.

This press release may contain certain forward-looking statements with respect to the implementation and anticipated results of FAO, Inc.’s business strategy, and the financial condition, results of operations and business of FAO, Inc., that are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth in such statements. Actual results may be impacted by factors including, but not limited to: an inability to reach final terms with Borders; the failure to realize anticipated benefits from the announced partnership with Borders; the failure to realize anticipated cost savings and operating efficiencies from the FAO, Inc.’s bankruptcy reorganization; competition from other retailers; FAO, Inc.’s ability to generate sales; potential product liability claims; potential operational challenges; changes in consumer spending; dependence on independent manufactures and suppliers and their credit terms and other risks included in FAO, Inc.’s filing with the Securities and Exchange Commission, including the risk factors set forth in its Annual Report on Form 10-K. FAO, Inc. has not undertaken, nor is it required, to publicly update or revise any of its forward-looking statements, even if experience or future events make it clear that the results set forth in such statements will not be realized.